Exhibit 10.8

01012023

AMENDED AND
RESTATED
PROMISSORY NOTE

$100,000.00

Effective Date. January 1, 2023

1.	Loan. FOR VALUE RECEIVED, the undersigned, Unifoil Corp. (“Unifoil”) and Unifoil Holdings, Inc. (“Holdings” and together with Unifoil, the “Debtors”), both with a principal place of business located at 12 Daniel Road, Fairfield, New Jersey 07004 hereby jointly and severally promise to pay to the order of Joseph Funicelli (the “Lender”) with an address at 42centennial Court, Totowa, New Jersey 07512, the principal amount of One Hundred Thousand ($100,000) Dollars with interest at the rate of five (5%) percent per annum compounded monthly in accordance with the terms set forth in this promissory note (the “Note”). This note replaces and restates the executed note dated June 11, 2021.

2.	Payments. Principal and interest hereunder shall be payable as follows:

(a)	Beginning with the payment due on January 1, 2023, and continuing on the first day of each calendar month until the Note is paid in full, Debtors shall, except as provided below, make consecutive and equal monthly payments of principal and interest in the amount of One Thousand Eight Hundred Eighty Seven Dollas and Twelve Cents ($1,887.12) Dollars. The remaining balance of principal and interest due under the Note, if any, shall be payable in full as a lump sum payment on the first day of December, 2027.

3.	Prepayment. The Debtor shall have the right to pay the then outstanding principal balance due hereunder, or any portion thereof, at any time prior to maturity without penalty or premium.

4.	Late Charges. If the Lender does not receive any payment within Ten (10) Days of the date on which it is due, the Debtors will pay a late charge of Ten (10%) Percent of the monthly payment. The late charge will be due and payable with the late payment or with the next regular payment, as the Lender may direct.

5.	Default. If the Debtor fails to make all payments of principal and interest (and, if applicable, all late charges) due under this Note on or before ten (10) business days following the date any such payment is due, the Lender may declare the Debtors to be in default on this Note. In that event the Lender shall have the right to require the Debtors to immediately pay the principal balance remaining outstanding under this Note, the unpaid interest thereon, any applicable late charges, and the Lender’s costs of collection and reasonable attorneys’ fees. In addition, if the Lender does not declare the Debtors in default on any particular occasion, even though the Lender has the right to do so, this will not prevent the Lender from declaring the Debtors in default in the future. Further, whether or not the Lender has declared the Debtors in default, any principal, interest, and late charges remaining due and unpaid at any time beyond ten (10) business days from the date such payment is due and continuing until paid by Debtors to Lender in full, will accrue interest at the rate of Ten (10%) Percent per annum compounded monthly.

6.	Waivers. The Debtors hereby waive demand, presentment, notice of dishonor, and protest.

7.	Modification. This Note can only be modified by a written agreement signed by the Lender and the Debtors.

8.	Assignment of Note. The Lender reserves the right to assign his rights to collect payment to a third party. Upon doing so, the Lender will direct the Debtors where to make future payments. In the event of such an assignment, the term “Lender” will include the person to whom this Note has been assigned.

9.	Signatures. By signing below, the Debtors acknowledge that the Debtors have read this Note and agree to the terms contained herein. This Note is being signed by the duly authorized officers of the Debtors.

10.	Non-Waiver. Should any party to this Note waive breach of any provision of this Note by any other party, that waiver will not operate or be construed as a waiver of further or subsequent breach. No course of dealing or any delay on the part of any party in exercising or enforcing their rights under this Note shall operate as a waiver of such rights.

11.	Governing Law and Consent to Jurisdiction. This Note shall be made and delivered in New Jersey and shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding any rule or principle of the conflict of laws that might otherwise refer the interpretation of construction of this Note to the laws of any other jurisdiction. It is further agreed that as to all disputes arising under or in connection with this Note the parties hereto consent to in personam jurisdiction of the Superior Court of the State of New Jersey.

12.	Severability. If any of the provisions of this Note, or the application of any term or provision to any persons or circumstances is invalid or unenforceable to any extent, then the remainder of this Note or the application of the terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Note shall be valid and enforceable to the extent permitted by law. If a court finds that any provision of this Note is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13.	Construction. Headings in this Note are for reference purposes only and shall not be deemed to have any substantive effect.

14.	Notices. Any notice to be given under this Note shall be sufficient if it is in writing and (a) delivered in person or (b) sent by certified mail, return receipt requested, and ordinary mail postage prepaid, to the address for such party set forth above in this Note or to such other address as may be established by a prior notice from such party. Notice shall be effective on delivery or upon proper mailing as the case may be.

15.	Presumption. This Note or any section thereof shall not be construed against any party due to the fact that said Note or any section thereof was drafted by said party.

16.	Further Action. The parties hereto shall execute and deliver all further documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Note.

17.	Waiver of Jury Trial. In any action brought to enforce the terms of this Note the parties hereto waive the right to a trial by jury.

Executed effective the 1st day of January 1, 2023.

Unifoil Holdings Inc.		Unifoil Corporation.

By:		By:
	George Barenholtz - Director		Joseph Funicelli CEO/President

By:
Dennis Sabourin - Director

Accepted and agreed to by Lender:

Joseph Funicelli